EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2015 Third Quarter Results

STAMFORD, Conn., Aug. 3, 2015 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2015 third quarter and the nine-month period ended June 30, 2015.

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Star reported a 24.8 percent decline in total revenue to $245.6 million, compared with $326.5 million in the fiscal 2014 third quarter. The lower revenue was due to a decrease in wholesale product costs of 34.2 percent and a decline in total volume of 6.3 percent. Heating degree days were 14.9 percent warmer than during the prior year's comparable fiscal third quarter and 22.4 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. Temperatures during this non heating period are not as impactful to annual volume sales as during the heating season.

Star's net loss was reduced by $1.2 million, to $8.4 million, largely due to a favorable non cash change in the fair value of derivative instruments.

The Adjusted EBITDA loss for the quarter increased by $0.9 million, to $9.3 million, as the impact of higher home heating oil and propane per gallon margins was more than offset by the decline in volume attributable to the warmer weather and a decrease in service and installation profitability.

"This summer Star continued to invest in broadening its service portfolio and expanding the Partnership's footprint," said Steve Goldman, Star Gas Partners' Chief Executive Officer. "While the non-heating season may not hold the same challenges as the winter months, we use this time of year to analyze our overall operations for areas of improvement, work on customer retention, and develop the skills of our employees. In addition, we recently announced entering into a new credit facility that includes a five-year, $100 million term loan. This new financing structure will allow us to completely redeem the $125 million of senior notes outstanding and, in so doing, lower our annual interest expense. We continue to focus on strengthening the company and increasing returns to our shareholders."

Nine Months Ended June 30, 2015 Compared to Nine Months Ended June 30, 2014

Star reported a 13.4 percent decrease in total revenue to $1.5 billion, versus $1.7 billion in the prior-year period, as the additional sales provided by acquisitions were more than offset by lower selling prices in response to a decline in wholesale product costs. Home heating oil and propane volume rose by 6.8 percent, with acquisitions more than offsetting the impact of net customer attrition, conservation and other factors. Average temperatures in Star's geographic areas of operation for the first nine months of fiscal 2015 were approximately equal to the average temperatures in the prior-year's comparable period and 5.0 percent colder than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income increased by $21.0 million to $82.9 million due to the impact of higher home heating oil and propane margins, acquisitions and a favorable non-cash change in the fair value of derivative instruments.

Adjusted EBITDA increased by $33.2 million, or 25.5 percent, to $163.6 million as the impact of higher home heating oil and propane per gallon margins and acquisitions more than offset higher operating and service costs largely attributable to the colder temperatures and numerous snow storms during the second quarter of fiscal 2015.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditure;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast Tuesday, August 4, 2015, at 11:00 a.m. Eastern Time. The conference call dial-in number is 888-243-4451 or 412-542-4135 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also services and sells heating and air conditioning equipment to its home heating oil and propane customers and to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil, based upon sales volume, operating primarily throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2014 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended June 30, 2015. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2015	2014
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$ 122,648	$ 48,999
Receivables, net of allowance of $9,582 and $9,220, respectively	135,915	123,800
Inventories	46,597	59,240
Fair asset value of derivative instruments	224	2,342
Current deferred tax assets, net	38,169	38,141
Prepaid expenses and other current assets	23,515	23,943
Total current assets	367,068	296,465

Property and equipment, net	64,226	67,419
Goodwill	209,404	209,331
Intangibles, net	92,079	100,783
Deferred charges and other assets, net	11,086	11,109
Total assets	$ 743,863	$ 685,107

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 14,352	$ 21,644
Fair liability value of derivative instruments	2,378	12,358
Current maturities of long-term debt	25,000	--
Accrued expenses and other current liabilities	128,353	102,934
Unearned service contract revenue	44,834	43,901
Customer credit balances	46,048	72,595
Total current liabilities	260,965	253,432

Long-term debt	99,663	124,572
Long-term deferred tax liabilities, net	34,496	25,181
Other long-term liabilities	8,069	8,677

Partners' capital
Common unitholders	363,224	296,968
General partner	83	(105)
Accumulated other comprehensive loss, net of taxes	(22,637)	(23,618)
Total partners' capital	340,670	273,245
Total liabilities and partners' capital	$ 743,863	$ 685,107

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(in thousands, except per unit data - unaudited)	2015	2014	2015	2014

Sales:
Product	$ 184,891	$ 267,694	$ 1,325,907	$ 1,571,034
Installations and services	60,713	58,817	181,223	168,328
Total sales	245,604	326,511	1,507,130	1,739,362
Cost and expenses:
Cost of product	133,053	215,826	905,117	1,213,967
Cost of installations and services	52,786	50,003	173,831	156,478
(Increase) decrease in the fair value of derivative instruments	(5,415)	(3,308)	(9,756)	(4,661)
Delivery and branch expenses	64,575	66,347	249,516	227,175
Depreciation and amortization expenses	6,204	5,760	18,579	15,036
General and administrative expenses	6,173	5,140	19,090	16,995
Finance charge income	(1,699)	(2,460)	(4,042)	(5,671)
Operating income (loss)	(10,073)	(10,797)	154,795	120,043
Interest expense, net	(3,491)	(5,427)	(10,767)	(13,324)
Amortization of debt issuance costs	(406)	(394)	(1,209)	(1,205)
Income (loss) before income taxes	(13,970)	(16,618)	142,819	105,514
Income tax expense (benefit)	(5,611)	(7,026)	59,937	43,602
Net income (loss)	$ (8,359)	$ (9,592)	$ 82,882	$ 61,912
General Partner's interest in net income (loss)	(47)	(54)	469	349
Limited Partners' interest in net income (loss)	$ (8,312)	$ (9,538)	$ 82,413	$ 61,563

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.15)	$ (0.17)	$ 1.44	$ 1.07
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.23	0.16
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.15)	$ (0.17)	$ 1.21	$ 0.91

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,282	57,468	57,286	57,482

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended
	June 30,
(in thousands)	2015	2014

Net loss	$ (8,359)	$ (9,592)
Plus:
Income tax benefit	(5,611)	(7,026)
Amortization of debt issuance cost	406	394
Interest expense, net	3,491	5,427
Depreciation and amortization	6,204	5,760
EBITDA	(3,869)	(5,037)

(Increase) / decrease in the fair value of derivative instruments	(5,415)	(3,308)
Adjusted EBITDA	(9,284)	(8,345)

Add / (subtract)
Income tax benefit	5,611	7,026
Interest expense, net	(3,491)	(5,427)
Provision for losses on accounts receivable	1,495	4,384
Decrease in accounts receivables	127,879	161,737
Decrease in inventories	4,110	11,560
Increase in customer credit balances	15,714	8,837
Change in deferred taxes	822	861
Change in other operating assets and liabilities	(50,285)	(53,680)
Net cash provided by operating activities	$ 92,571	$ 126,953

Net cash used in investing activities	$ (1,498)	$ (1,471)

Net cash used in financing activities	$ (5,552)	$ (131,322)

Home heating oil and propane gallons sold	44,500	47,100
Other petroleum products	23,400	25,300
Total all products	67,900	72,400

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Nine Months Ended
	June 30,
(in thousands)	2015	2014

Net income	$ 82,882	$ 61,912
Plus:
Income tax expense	59,937	43,602
Amortization of debt issuance cost	1,209	1,205
Interest expense, net	10,767	13,324
Depreciation and amortization	18,579	15,036
EBITDA	173,374	135,079

(Increase) / decrease in the fair value of derivative instruments	(9,756)	(4,661)
Adjusted EBITDA	163,618	130,418

Add / (subtract)
Income tax expense	(59,937)	(43,602)
Interest expense, net	(10,767)	(13,324)
Provision for losses on accounts receivable	5,062	8,862
Increase in accounts receivables	(17,730)	(78,276)
Decrease in inventories	12,691	24,706
Decrease in customer credit balances	(26,595)	(43,588)
Change in deferred taxes	8,598	9,051
Change in other operating assets and liabilities	21,231	11,006
Net cash provided by operating activities	$ 96,171	$ 5,253

Net cash used in investing activities	$ (6,084)	$ (104,321)

Net cash provided by (used in) financing activities	$ (16,438)	$ 21,126

Home heating oil and propane gallons sold	361,700	338,700
Other petroleum products	76,000	59,900
Total all products	437,700	398,600

CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or cwitty@darrowir.com